Exhibit 99.2

May 15th, 2023

Anzu Special Acquisition Corp I

12610 Race Track Road, Suite 250

Tampa, FL 33626

Consent to Reference in Proxy Statement/Prospectus

Anzu Special Acquisition Corp I (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence upon the effective time of the merger described in the proxy statement/prospectus.

Sincerely,

/s/ Brent Lucas
Name: Brent Lucas